EXHIBIT 99.1

  TRUE RELIGION APPAREL, INC.

Contact:	True Religion Apparel, Inc.
Charles Lesser, Chief Financial Officer
(323) 266-3072

Investor Relations
Rob Whetstone/Wade Huckabee
PondelWilkinson Inc.
(310) 279-5980

TRUE RELIGION APPAREL POSTS 40% SALES
INCREASE TO $30.7 MILLION IN 2006 SECOND QUARTER

Highlights:
▪	Operating income grows 44.0% to $9.8 million; Company records 31.9% operating margin
▪	Net income of $4.9 million, after giving effect to a one-time arbitration settlement expense totaling $1.9 million
▪	Earnings per diluted share of $0.21, after giving effect to a one-time settlement expense of $0.05 per diluted share
▪	Company engages Goldman Sachs & Co. to explore strategic alternatives

LOS ANGELES, California - August 3, 2006 - True Religion Apparel, Inc. (Nasdaq: TRLG) today announced financial results for the second quarter ended June 30, 2006. The company also said that its Board of Directors has retained Goldman Sachs & Co. as its financial advisor to assist in evaluating various strategic alternatives to increase shareholder value.

Net sales for the 2006 second quarter increased 39.7% to $30.7 million compared with $22.0 million in the 2005 second quarter.

Excluding the previously announced one-time expense related to an interim arbitration settlement, which includes the arbitration award, legal costs and interest, and which totals $1.9 million before income taxes, or $0.05 per diluted share, adjusted net income increased 43% to 6.1 million, or $0.26 per diluted share. This compares with $4.3 million, or $0.18 per diluted share in the second quarter of 2005. Giving effect to this one-time charge, net income for the 2006 second quarter was $4.9 million, or $0.21 per diluted share. Because the settlement charge is a non-recurring, one-time event, management believes that including non-GAAP net loss per share provides a useful and relevant measure for comparative year-over-year operating performance.

Net income from operations was $9.8 million, or 31.9% of sales, in the 2006 second quarter versus $6.7 million, or 30.3% of sales, in the same period in 2005.

“Sales in the second quarter reflected continued strength in our U.S. wholesale business with premium department stores and specialty retailers, as well as achieved targets in international markets, our retail store, and other initiatives,” said Jeffrey Lubell, Chief Executive Officer of True Religion Apparel, Inc., “Along with our strong sales performance this quarter, we also made excellent strides in our goal to become a fully-integrated global premium lifestyle brand. We augmented our infrastructure with the continued build-out of expanded warehousing and distribution facilities, added several new senior executives, recently signed leases for True Religion stores in SoHo and South Beach, engaged InGroup Licensing to facilitate licensing opportunities and enhanced our distribution in China and Latin American with new distributors in those regions. In addition, we also continued expanding our product offering to a more comprehensive lifestyle collection with exciting new items lined up for the next several seasons.”

Gross profit in the second quarter increased to $16.4 million compared with $10.9 million in the second quarter of 2005. Second quarter 2006 gross margins were 53.2% compared with 49.7% in the comparable period last year.

Selling, general and administrative expenses in the quarter increased to $6.5 million compared with $4.3 million in the 2005 second quarter. The increase primarily reflects the expense of increased personnel in management, finance, design and customer service; legal expenses relating to our intellectual property and trademarks and an arbitration as well as sales commissions associated with increased sales volume.

For the six-month period ended June 30, 2006, net sales increased 57.5% to $66.3 million compared with $42.1 million in the same period last year. Excluding the arbitration settlement, net income rose 53% to $12.6 million, or $0.54 per diluted share. On a reported basis, net income was $11.4 million, equal to $0.49 per diluted share, versus $8.1 million, or $0.35 per diluted share in the first half of 2005.

Gross profit in the 2006 six-month period was $35.1 million compared with $21.1 million last year. Gross margins for the period were 52.9% compared with 50.2% in 2005.

Selling, general and administrative expenses for the first half of the year were $14.7 million compared with $8.0 million in the first half of 2005.

Net income from operations for the first six months of 2006 was $20.4 million, equal to 30.7% of sales, versus $13.2 million, or 31.3% of sales, in the same period last year.

With respect to the company’s engagement of Goldman Sachs & Co., the company noted that there can be no assurance that any transaction will occur, nor can there be any certainty as to the terms or timing of such a potential transaction. Additionally, the company does not expect to disclose developments with respect to the exploration of strategic alternatives unless and until its Board of Directors has approved a definitive transaction.

2006 Financial Guidance
For the 2006 fiscal year, the company reiterated its prior guidance of total sales in the range of $148 to $150 million and diluted earnings per share of approximately $1.25, before giving effect to the one-time expense related to an interim arbitration settlement, equal to $0.05 per diluted share.

Investor Conference Call
True Religion management will host a conference call to discuss the financial results and answer questions today at 4:30 p.m. ET. The conference call will be available to all interested parties through a live webcast at www.truereligionbrandjeans.com and www.earnings.com. Please visit the Web site at least 15 minutes prior to the start of the call to register and download any necessary software. For those unable to listen to the live broadcast, the call will be archived for a year at both sites. A telephone replay will be available for approximately one week following the conclusion of today’s call by dialing (888) 203-1112 (domestic) or (719) 457-0820 (international) and entering passcode: 4974693.

About True Religion Apparel, Inc.
True Religion Apparel, Inc. is a growing, design-based lifestyle brand. The company designs, manufactures and markets True Religion Apparel products, including its premium True Religion Brand Jeans. Its expanding product line, which includes high quality distinctive styling and fit, may be found in premier department stores and boutiques in North America, Europe the Middle East and Japan. For more information, please visit www.truereligionbrandjeans.com.

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including uncertainties as to the nature of the apparel industry, including changing customer demand and tastes, seasonality, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

(Financial table below)

	QUARTER ENDED		SIX MONTHS ENDED

	06/30/06	06/30/05	06/30/06	06/30/05

Net Sales	$30,734,475	$22,003,368	$66,343,280	$42,111,320
Gross Profit	16,352,077	10,932,389	35,128,348	21,156,047
Selling, G & A	6,532,427	4,276,532	14,740,365	7,996,370
Operating Income	9,819,650	6,655,857	20,387,983	13,159,677
Income before Tax	8,050,931	6,660,313	18,694,113	13,164,133
Income tax expense	3,119,000	2,397,098	7,291,000	5,069,165
Net Income	4,931,931	4,263,215	11,403,113	8,094,968
Net Income per share: diluted	$0.21	$0.18	$0.49	$0.35
Average shares outstanding	23,577,000	22,806,000	23,501,500	23,062,500

Balance sheet

Cash	$30,612,114	$5,780,360
Inventory	11,264,701	8,033,631
Total Assets	$59,113,656	$26,347,459

Total Shareholders’ Equity	$51,185,340	$21,224,544

True Religion Apparel, Inc.
Reconciliation of GAAP Net Income to Adjusted Net Income (1)

	QUARTER ENDED		SIX MONTHS ENDED

	06/30/06	06/30/05	06/30/06	06/30/05

Reported Net Income	4,931,931	4,263,215	11,403,113	8,094,968
Add: Settlement Expense	1,950,000	-	1,950,000	-
Income tax effect of Settlement Expense	(760,000)	-	(760,000)	-
Adjusted Net Income	6,121,931	-	12,593,113	-
Adjusted Net Income per diluted share	$0.26	$0.18	$0.54	$0.35
Average shares outstanding	23,577,000	22,806,000	23,501,500	23,062,500

(1) Effect of an adjustment for non-recurring legal settlement expense